Exhibit 4.1

                                                             EXECUTION COPY










                                    AMENDMENT NO. 3 dated as of June 24,
                           2001, to the Rights Agreement dated as of October 16, 1987, and amended as of October 15, 1997 and as of December 3, 1998 (as amended prior to the date hereof, the "Rights Agreement"), by and between HOMESTAKE MINING COMPANY, a Delaware corporation (the "Company"), and FLEET NATIONAL BANK N.A., a national banking association, as successor to BANK OF AMERICA NATIONAL TRUST AND SAVING ASSOCIATION, a national banking corporation, as Rights Agent (the "Rights Agent").


          WHEREAS, pursuant to Section 26 of the Rights Agreement, any amendment or supplement to the Rights Agreement duly approved by the Company that does not amend Section 19, 20, 21 or 22 in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent.

          NOW, THEREFORE, pursuant to the terms of the Rights Agreement and in accordance with Section 26 thereof, the following actions are hereby taken prior to executing the Merger Agreement referred to below:

          Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

          (a) The definition of "Acquiring Person" in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

               "Notwithstanding anything in this Agreement to the contrary, neither Barrick Gold Corporation nor any of its Affiliates or Associates (hereinafter, collectively, "Barrick") shall be deemed to be an Acquiring Person, either individually or collectively, solely by virtue of (i) the approval, execution or delivery of the Merger Agreement or the Stockholders Agreement, (ii) the announcement of the Merger,
               (iii) the acquisition or conversion of the Common Stock or Homestake Special Voting Stock pursuant to the Merger or the Merger Agreement or (iv) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement."




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                                                                          2

          (b) Section 3(b) of the Rights Agreement is amended to add the following sentence immediately after the first sentence thereof:

               "Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as the result of (i) the approval, execution or delivery of the Merger Agreement or the Stockholders Agreement, (ii) the announcement of the Merger, (iii) the acquisition or conversion of the Common Stock or Homestake Special Voting Stock pursuant to the Merger or the Merger Agreement or (iv) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement."

          (c) Clause (i) of the first sentence of Section 7(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

               "(i) the earlier of (1) the Close of Business on October 15, 2007 and (2) immediately prior to the Effective Time of the Merger (such earlier time being the "Expiration Date"), or ".

          (d) The following definitions shall be added to Section 1 of the Rights Agreement:

               "Effective Time of the Merger" has the meaning set forth in the Merger Agreement.

               "Merger" has the meaning set forth in the Merger Agreement.

               "Merger Agreement" means the Agreement and Plan of Merger dated as of June 24, 2001, among Barrick Gold Corporation, Havana Acquisition Inc. and Homestake Mining Company.

               "Stockholders Agreement" has the meaning set forth in the Merger Agreement.

          Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State.



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          3 IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.


                                           HOMESTAKE MINING COMPANY,


                                           by:   /s/ Wayne Kirk
                                              --------------------------------
                                              Name:  Wayne Kirk
                                              Title: Vice President


                                           FLEET NATIONAL BANK N.A.,
                                           as Right Agent,


                                           by:
                                              --------------------------------
                                              Name:
                                              Title: